Filed Pursuant to
Rule 424 (b) (3) and (c)
File No. 333-69812

ASYST TECHNOLOGIES, INC.

$86,250,000

5¾% CONVERTIBLE SUBORDINATED NOTES DUE JULY 3, 2008 AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement should be read in conjunction with the prospectus dated October 18, 2001, which is to be delivered with this prospectus supplement.

SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The table and related notes, and the paragraph immediately following the table and related notes, appearing in the prospectus under the heading “Selling Securityholders” is superseded by the following table and related notes, and the following paragraph immediately following the table and related notes:

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned(2)		Common Stock Offered	Principal Amount of Notes Owned After Completion of Offering	Common Stock Owned After Completion of Offering
AIG Soundshore Holdings Ltd.	$1,570,000	103,426		103,426	—	—
AIG Soundshore Opportunity Holding Fund Ltd.	1,893,000	124,704		124,704	—	—
AIG Soundshore Strategic Holding Fund Ltd.	537,000	35,375		35,375	—	—
Alexandra Global Investment Fund 1 LTD.	3,450,000	227,273		227,273
Amaranth LLC	5,000,000	329,381		329,381	—	—
American Samoa Government	22,000	1,449		1,449	—	—
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	500,000	32,938		32,938	—	—
Argent Convertible Arbitrage Fund Ltd.	2,000,000	131,752		131,752	—	—
Barclays Capital Securities Ltd.	350,000	23,057		23,057	—	—
BNP Paribas Equity Strategies, SNC	2,000,000	158,649	(3)	131,752	—	26,897
BP Amoco PLC, Master Trust	610,000	40,184		40,184	—	—
Campbell Corporation	133,000	8,762		8,762	—	—
CooperNeff Convertible Strategies Fund, L.P.	300,000	19,763		19,763	—	—
Deutsche Banc Alex Brown Inc.	4,368,000	287,747		287,747	—	—
The Estate of James Campbell	102,000	6,719		6,719	—	—
First Union National Bank	8,500,000	559,947		559,947	—	—
HFR Zazove Master Trust	500,000	32,938		32,938	—	—
Highbridge International LLC	6,500,000	428,195		428,195	—	—
J.P. Morgan Securities, Inc.	5,000,000	329,381		329,381	—	—
Man Convertible Bond Master Fund, Ltd.	2,133,000	140,514		140,514	—	—
Merrill Lynch Pierce, Fenner & Smith, Inc.	500,000	32,938		32,938	—	—
R2 Investments, LDC	4,000,000	263,505		263,505	—	—
San Diego County Employees Retirement Association	1,000,000	65,876		65,876	—	—
St. Thomas Trading, Ltd.	3,499,000	230,500		230,500	—	—

Sturgeon Limited	$46,000	3,030	3,030	—	—
Susquehana Capital Group	3,750,000	247,036	247,036	—	—
UBS AG London Branch	25,950,000	1,709,486	1,709,486	—	—
Zazove Hedged Convertible Fund, L.P.	2,000,000	131,752	131,752	—	—
Zazove Income Fund LP	2,000,000	131,752	131,752	—	—
Zurich Institutional Benchmarks	133,000	8,762	8,762	—	—
Zurich Institutional Benchmarks Master Fund Ltd.	1,000,000	65,876	65,876	—	—

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2)	Unless otherwise noted, represents shares of common stock issuable upon conversion of notes.
(3)	Includes 26,897 shares of common stock beneficially owned prior to the offering.

With the exception of Merrill Lynch Pierce, Fenner & Smith, Inc., no selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. Merrill Lynch Pierce, Fenner & Smith, Inc. was an initial purchaser of the notes. All of the notes were “restricted securities” under the Securities Act prior to this registration.

The date of this prospectus supplement is June 5, 2002.

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